Exhibit 10.02

CITIGROUP INC.
2011 KEY EMPLOYEE PROFIT SHARING PLAN
AWARD AGREEMENT

        Section 1.    Award Agreement.    Citigroup Inc. (the "Company") hereby grants to Vikram S. Pandit (the "Participant") the award (the "Award") summarized below, pursuant to the terms of the Citigroup Inc. 2011 Key Employee Profit Sharing Plan (the "Plan"). The terms, conditions and restrictions of the Award are contained in this Award Agreement (this "Agreement") and the Plan. For the Award to be effective, the Participant must sign below and return this Agreement acknowledging that the Participant has received and read this Agreement and the Plan. Except as otherwise defined in this Agreement, all capitalized terms have the meanings set forth in the Plan.

        Section 2.    Applicable Percentage.    0.05543%.

        Section 3.    Forfeiture or Clawback of Payments.    The Participant acknowledges that amounts payable to the Participant under the Plan and the Award are subject to forfeiture or clawback under the circumstances specified in Article V of the Plan, as modified by this Agreement.

        Section 4.    Definitions.    The following definitions in Article I shall be modified as follows:

        "Acceleration Event" means, as applicable, termination of the Participant's employment with the Company and the Affiliated Employers due to his death or Disability.

        "Performance Period" means, as applicable, the applicable Acceleration Entire Period, Acceleration Initial Period, Entire Period, Holdback Period, or Initial Period.

        "Personal Leave" means a Bona Fide Leave that is a personal leave of absence that is approved by the Committee.

        "Statutory Leave" means a Bona Fide Leave that is approved by the Committee, is provided by applicable law and is taken in accordance with such law and applicable Company policy.

        The following definitions in Article I shall have no application to the Award: Involuntary Retirement, Qualifying Termination, Qualifying Transaction, Retirement, Retirement Period, Significant Competitor, and Voluntary Retirement.

        Section 5.    Performance Award.    Section 3.01 of the Plan shall have no application to the Award and shall be replaced in its entirety by the following:

        Subject to Articles IV and V of the Plan, as modified by this Agreement, the Participant shall be entitled to payment(s), if any, in respect of the Award in the amount(s) determined in accordance with subsections (a) and (b) below.

        (a)    Initial Payment.    If the Participant is employed by the Company or an Affiliated Employer on May 17, 2013, the Participant shall be entitled to a payment (the "Initial Payment"), paid on May 17, 2013, in an amount equal to two-thirds of the product of (i) Cumulative Pre-Tax Income for the applicable Initial Period and (ii) the Participant's Applicable Percentage. The amount, if any, determined in accordance with the preceding sentence shall be increased to reflect deemed earnings based on the applicable Notional Interest Rate during the period commencing on January 1, 2013 and ending on May 17, 2013.

        (b)    Holdback Payment.    If the Participant is employed by the Company or an Affiliated Employer on May 17, 2014, the Participant shall be entitled to a payment (the "Holdback Payment"), if any, paid on May 17, 2014, in an amount equal to the product of (i) the lesser of Cumulative Pre-Tax Income for such Initial Period and the applicable Entire Period and (ii) the Participant's Applicable Percentage, minus (iii) the Initial Payment; provided, however, that in no case shall the Holdback Payment be less than zero. The amount, if any, determined in accordance with the preceding sentence shall be increased to reflect deemed earnings on such amount based on the applicable Notional Interest Rate during the period commencing on January 1, 2013 and ending on May 17, 2014.

        Section 6.    Termination Generally.    Section 5.01 of the Plan shall have no application to the Award and shall be replaced by the corresponding section below:

        Termination Generally.    Subject to this Article V, if the Participant's employment with the Company and the Affiliated Employers terminates (i) at any time prior to May 17, 2013, the Participant shall not be entitled to any payments pursuant to the Plan, or (ii) on or after May 17, 2013 and before May 17, 2014, the Participant shall not be entitled to a Holdback Payment.

        Section 7.    Acceleration Event.    Section 5.02 of the Plan shall have no application to the Award and shall be replaced in its entirety by the corresponding section below:

          Section 5.02    Termination on Account of Death or Disability.    If an Acceleration Event occurs prior to (i) May 17, 2013 with respect to the Participant's Initial Payment or (ii) May 17, 2014 with respect to the Participant's Holdback Payment, the Participant or his estate (as the case may be) shall be entitled to payment(s), if any, with respect to the Award in the amount(s) determined in accordance with this Section 5.02.

          (a)    Initial Payment.    The Participant or his estate (as the case may be) shall be entitled to the Initial Payment, paid on May 17 of the year following the Acceleration Event (or on May 17, 2013 if the Acceleration Event occurs earlier than such date in 2013), in an amount equal to two-thirds of the product of (i) Cumulative Pre-Tax Income for the Acceleration Initial Period and (ii) the Participant's Applicable Percentage.

          (b)    Holdback Payment.    The Participant or his estate (as the case may be) shall be entitled to a Holdback Payment, if any, paid in the fourth calendar quarter of the year following the Acceleration Event; provided, that if an Acceleration Event occurs in 2013, such payment, if any, shall be made on May 17, 2014. The amount of the Holdback Payment, if any, shall equal the product of (A) the lesser of Cumulative Pre-Tax Income for the Acceleration Initial Period and the Acceleration Entire Period and (B) the Participant's Applicable Percentage, minus (C) the Initial Payment; provided, however, that in no case shall the Holdback Payment be less than zero. The amount, if any, determined in accordance with the preceding sentence shall be increased to reflect deemed earnings on such amount during the first three calendar quarters of the calendar year following the Acceleration Event (or during the first three quarters of 2013 if the Acceleration Event occurs in 2013) based on the applicable Notional Interest Rate during such quarters.

        Section 8.    Retirement.    Section 5.03 of the Plan shall have no application to the Participant's Award.

        Section 9.    Non-Attainment of Threshold Performance Goal.    Section 5.04 shall be replaced in its entirety by the following:

        Notwithstanding anything to the contrary herein, if

        (a)   the Participant remains employed with the Company or any Affiliated Employer through May 17, 2014, he shall not be entitled to any (i) Initial Payment if Cumulative Pre-Tax Income for the Initial Period is less than the Threshold Performance Goal or (ii) Holdback Payment if Cumulative Pre-Tax Income for either the Initial Period or the Entire Period is less than the Threshold Performance Goal; or

        (b)   the Participant's employment terminates on account of an Acceleration Event prior to May 17, 2014, he shall not be entitled to any (i) Initial Payment if Cumulative Pre-Tax Income for the applicable Acceleration Initial Period is less than the Threshold Performance Goal or (ii) Holdback Payment if

Cumulative Pre-Tax Income for either such Acceleration Initial Period or the applicable Acceleration Entire Period is less than the Threshold Performance Goal.

        Section 10.    Approved Leave of Absence.    Section 5.05 of the Plan shall have no application to the Award and shall be replaced in its entirety by the corresponding section below:

          Section 5.05    Approved Leave of Absence.    If prior to May 17, 2014 the Participant commences a Bona Fide Leave that is a:

        (a)   Personal Leave, the Participant's Award will be treated as if the Participant's employment with the Company and the Affiliated Employers had not been interrupted by such leave; provided, however, if the Participant does not return to active work within six months after the commencement of such leave, the Participant shall not be entitled to any payment under the Plan; or

        (b)   Statutory Leave, the Participant's Award will be treated as if the Participant's employment with the Company and the Affiliated Employers had not been interrupted by such leave; provided, however, if such leave is followed without interruption by a Personal Leave and the Participant does not return to active work within six months after the commencement of such Statutory Leave, the Participant shall not be entitled to any payment under the Plan. Notwithstanding the foregoing, if, prior to May 17, 2014 and at a time that the Participant is on a Bona Fide Leave, an Acceleration Event occurs with respect to the Participant, the Participant shall be entitled to payments, if any, under the Plan in accordance with Section 5.02 of the Plan, as modified by this Agreement.

        Section 11.    Acceptance and Agreement by Participant.    The Participant hereby accepts the Award and agrees to be bound by the terms, conditions and restrictions of the Award as set forth in the Plan, as modified by this Agreement, and the Committee's policies, as in effect from time to time, relating to the administration of the Plan. The Participant understands that the Award and any other incentive awards that may be granted are entirely discretionary and that the Participant has no right to receive the Award or any future incentive awards.

        Section 12.    Entire Agreement; Etc.    The Plan and this Agreement constitute the entire understanding between the Company and the Participant regarding the Award and supersede all previous written, oral or implied understandings between the parties, including without limitation the Prior Award Agreement, about the subject matter hereof election form or other communication to, from or between the Participant and the Company or any Affiliated Employer. Except as specifically amended or modified herein, all provisions of the Plan remain in full force and effect. In the event of a conflict between the terms of this Agreement and the Plan, the terms of this Agreement shall control.

        Section 13.    Disclosure Regarding Use of Personal Information and the Participant's Consent.

          (a)    Definition and Use of "Personal Information".    In connection with the grant of this Award, and any other award under any other incentive award program, and the implementation and administration of any such program, including, without limitation, the Participant's actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use and hold certain personal information regarding the Participant in and/or outside of the Participant's home country.

        The "personal information" that the Company may collect, process, store and transfer for the purposes outlined above may include the Participant's name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity and incentive award information and history, business unit, employing entity and the Participant's beneficiaries and contact information. The Participant may obtain more details regarding the access and use of his personal information, and may correct or update such information, by contacting his human resources representative or local equity and incentive award coordinator.

        Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company's internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity or incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity and incentive award programs, and may be transferred by the company that employs (or any company that has employed) the Participant from the Participant's home country to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to the Participant's information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity and incentive award programs, including local and regional equity and incentive award coordinators, and global coordinators located in the United States; (ii) the Participant's U.S. broker and equity account administrator and trade facilitator; (iii) the Participant's U.S., regional and local employing entity and business unit management, including the Participant's supervisor and his superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) the Company's technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity and incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity and incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of the Participant's personal information except to the extent the Company is required to provide such information to governmental agencies or other parties. Such action will always be undertaken only in accordance with applicable law.

          (b)    Participant's Consent.    BY ACCEPTING THIS AWARD, THE PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF THE PARTICIPANT'S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, INCENTIVE OR OTHER AWARD PROGRAMS (TO THE EXTENT HE OR SHE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY, INCENTIVE OR OTHER AWARD, AS DESCRIBED ABOVE.

CITIGROUP INC.		PARTICIPANT
By:	/s/ PAUL MCKINNON	/s/ VIKRAM S. PANDIT
Paul McKinnon Head of Human Resources May 17, 2011		Name: Vikram S. Pandit